Exhibit 4.9

December 23, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

RE:	MeriStar Hospitality Corporation Commission File No. 1-11903

Gentlemen:

Pursuant to Item 601 (b) (4) (iii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, MeriStar Hospitality Corporation (the “Company”) hereby agrees to furnish copies of certain credit agreements to the Securities and Exchange Commission upon the request of the Commission, and, in accordance with such regulation, such instruments are not being filed as part of the current report on Form 8-K dated December 23, 2003.

Very truly yours,

MERISTAR HOSPITALITY CORPORATION

By:	/s/Jerome J. Kraisinger Jerome J. Kraisinger Executive Vice President, Secretary and General Counsel

MeriStar Hospitality Corporation  •  4501 North Fairfax Drive  •  Suite 500  •  Arlington, VA 22203  •  703/812-7200  •  Fax 703/812-7255